Exhibit 99.1

There can be no assurance that such factors or others will not affect the accuracy of such statements.

April 23, 2008

Dear Shareholder,
Financial Highlights ($ in millions)

We are pleased to report the results for BankGreenville Financial Corporation and its subsidiary, BankGreenville, for the quarter ended March 31, 2008. We reported our first quarterly net profit for the quarter. The Bank celebrated its second anniversary on January 30, 2008, and experienced solid growth in loans and total assets during the first quarter.

Our net profit for the first quarter of 2008 was $6,732, compared to a net loss of $39,682, or $0.03 per share, for the quarter ended December 31, 2007, and compared to a net loss of $132,895, or $0.11 per share, for the first quarter of 2007. Our net profit of $6,732 included gains of $38,924 on investment securities sales and calls.

Total assets grew $6.9 million, or 12%, to $65.5 million at March 31, 2008 from $58.6 million at December 31, 2007. Gross loans increased $6.7 million, or 18%, over the three-month period, to $42.9 million at March 31, 2008. Deposits totaled $47.2 million at March 31, 2008.

We believe that our credit quality remains strong and we continue to have no nonperforming loans in our loan portfolio. We remain vigilant in our credit administration practices and monitor our portfolio as well as the market for any issues.

While national economic conditions and the interest rate environment, including a 200 basis point drop in the prime rate since January 1, 2008, are challenging for the banking industry, we are excited about the continued prosperity and growth in the Greenville market, and will continue to focus on providing the highest quality client service to our community.

We appreciate your support as shareholders and clients, and encourage you to contact us with any questions or needs.

Sincerely,

Russel T. Williams

President & CEO

Statements contained in this document, which are not historical facts, are forward-looking statements. Such forward-looking statements are necessary estimates reflecting our best judgment based on current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in our public filings with the SEC and forward-looking statements contained in this document should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such statements.